April 28, 1997


Brunswick Corporation
1 North Field Court
Lake Forest, Illinois  60045-4811

Ladies and Gentlemen:

         Reference is made to the Asset Purchase Agreement dated April 1, 1997 (the "Asset Purchase Agreement"), among Brunswick Corporation ("Purchaser"), American Recreation Company, Inc. ("Seller") and Bell Sports Corp. ("Parent") pursuant to which Purchaser is acquiring from Seller, among other things, the Advent brand of bicycle helmets and racks (the "Advent Products") described in the Asset Purchase Agreement. As an inducement to Purchaser to consummate the transactions contemplated by the Asset Purchase Agreement, Seller and Parent hereby agree as follows:

                  1. For a period commencing on the Closing Date (as defined in the Asset Purchase Agreement) and ending on the first anniversary of the Closing Date, Seller shall manufacture and sell to Purchaser Advent Products in such quantities as Purchaser shall reasonably request from time to time pursuant to customary purchase orders.

                  2. Any Advent Products sold by Seller to Purchaser pursuant to this letter agreement shall be at Seller's standard cost of manufacture of such Advent Products plus 10%. All Advent Products so sold to Purchaser shall be shipped F.O.B. Seller's Rantoul, Illinois facility, at Purchaser's expense. Seller shall provide Purchaser, upon reasonable request, with substantiation of Seller's standard cost of manufacture. Seller's standard cost can be adjusted once during the term of this letter agreement on or after July 1, 1997, subject to 90 days' prior notice to Purchaser. No price adjustment shall apply to any purchase order submitted to Seller prior to the date of adjustment. Credit terms shall be 1%, 10, net 30.
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                  3.  Any  Advent  Products  sold  by  Seller  to  Purchaser  in accordance with this letter agreement shall be on such other terms and conditions, and shall be subject to Seller's warranty that all Advent Products are free of defects in design and manufacture and such other warranties, as Seller shall provide its customers generally with respect to comparable products manufactured and sold by Seller. Seller shall be responsible for all product liability claims for Advent Products sold to Purchaser hereunder; provided, however, that Seller shall not be responsible for any product liability claim arising out of modifications made by Purchaser to finished Advent Products or arising out of any failure to warn by Purchaser or advertising by Purchaser.

                  4. Purchaser may terminate this letter agreement at any time upon not less than 90 days' prior written notice; provided, however, that no such termination shall affect Purchaser's obligation to pay for any Advent Products ordered prior to such termination.

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
         If the foregoing accurately sets forth our mutual understanding with respect to the matters described herein, please execute a copy of this letter agreement in the space provided below and return a copy to the undersigned.

                                        Very truly yours,

                                        AMERICAN RECREATION COMPANY, INC.


                                        By: Howard Kosick
                                           ----------------------------

                                        BELL SPORTS CORP.


                                        By: Howard Kosick
                                           ----------------------------

ACKNOWLEDGED AND AGREED:
this 28th day of April, 1997

BRUNSWICK CORPORATION


By: Robert T. McNaney
   -------------------------

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